MORNINGSTAR, INC.
ELT POLICY ON RECOUPMENT OF COMPENSATION

Introduction

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Morningstar, Inc. (the “Company”) has adopted this ELT Policy on Recoupment of Compensation (this “Policy”), which provides for the recoupment of compensation in certain circumstances. This Policy is intended to operate together with the Company’s Dodd-Frank Policy on Recoupment of Incentive Compensation, as approved on October 5, 2023 (the “Dodd-Frank Clawback Policy”), as further set forth in more detail below.

Administration

This Policy shall be administered by the Compensation Committee. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. The Board or Compensation Committee may amend this Policy from time to time in its discretion.

Covered Persons
This Policy applies to any current or former member of the executive leadership team of the Company, as designated by the Board or the Chief Executive Officer of the Company, as applicable (each such individual, a “Covered Person”). This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, executors, administrators, and other legal representatives.

Recoupment Upon Financial Restatement

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the Compensation Committee may, in its sole discretion, cause the Company to recoup from each Covered Person, as promptly as reasonably possible, any erroneously awarded Incentive-Based Compensation, as defined below (a “Financial Restatement Recoupment”). For the avoidance of doubt, if a Covered Person is subject to the Dodd-Frank Clawback Policy with respect to the Incentive-Based Compensation in question, then the Dodd-Frank Clawback Policy shall apply with respect to such Covered Person’s Financial Statement Recoupment.

Forfeiture or Recoupment Upon Detrimental Conduct

In the event that the Compensation Committee determines that any Covered Person engaged in serious misconduct in violation of written policies of the Company, or exercised materially imprudent judgment that caused material financial or reputational harm to the Company or the business segment in which such Covered Person is employed, including where the Covered Person failed to supervise other employees under such Covered Person’s direct control who engaged in such behavior, then, to the fullest extent permitted by law, the Compensation Committee may, in its sole discretion, require the forfeiture or repayment of certain Incentive-Based Compensation and Time-Based Equity Awards, as defined below (a “Detrimental Conduct Recoupment”).

Compensation Subject to Recovery; Enforcement

In the event of a Financial Restatement Recoupment, the amount to be recovered will be the excess of (i) the Incentive-Based Compensation received by the Covered Person during the Recovery Period, based on the erroneous data and, at the discretion of the Committee, calculated without regard to any taxes paid or withheld, over (ii) the Incentive-Based Compensation that would have been received by the Covered Person had it been calculated based on the restated financial information, as determined by the Compensation Committee.

In the event of a Detrimental Conduct Recoupment, the Compensation Committee may, in its sole discretion require (i) the cancellation or forfeiture of the unvested portion of any or all of such Covered Person’s outstanding Incentive-Based Compensation or Time-Based Equity Awards, and/or (ii) the Covered Person to reimburse the Company for the amount of the Covered Person’s annual bonus most recently received prior to the determination by the Board or the Compensation Committee of the occurrence of an event giving rise to a Detrimental Conduct Recoupment.

For purposes of this Policy, (i) “Incentive-Based Compensation” shall mean all compensation granted, earned or vested (including but not limited to performance-based cash, stock, market stock units, options or other equity-based awards paid or granted to the Covered Person) (“Incentive-Based Compensation”) based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC, including, but not limited to adjusted revenue, adjusted EBITDA, stock price and total shareholder return (“TSR”) and excluding, for the avoidance of doubt, compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, including but not limited to base salary, restricted stock units or options with time-based vesting (“Time-Based Equity Awards”), or a bonus awarded solely at the discretion of the Board or Compensation Committee and not based on the attainment of any financial measure, (ii) Incentive-Based Compensation, Time-Based Equity Awards and the Covered Person most recently-received annual bonus (whether such bonus is Incentive-Based Compensation or not) are collectively referred to herein as “Compensation”, and (iii) “Recovery

Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Financial Restatement, as determined in accordance with the last sentence of this paragraph, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 5608(b)(i)(D) of the Nasdaq Listing Rules). The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Compensation Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received.

Incentive-Based Compensation is considered to have been received by a Covered Person in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

No Indemnification

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Covered Person that may be interpreted to the contrary, the Company shall not indemnify any Covered Person against any loss under this Policy. No Covered Person shall receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Company for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification. In no event shall the Company be required to award any person an additional payment if any Financial Restatement would result in a higher payout of Incentive-Based Compensation.

Discretion of Compensation Committee; Procedures

The Compensation Committee shall not seek recovery or cancellation of Compensation under this Policy if it determines that to do so would be (i) unreasonable or (ii) contrary to the best interests of the Company. In making such determination, the Compensation Committee may take into account such considerations as it deems appropriate, including without limitation: (A) the likelihood of success to recover the claimed Compensation under governing law in comparison to the expected cost and effort involved; (B) the assertion of a claim in any such proceeding that may prejudice the interests of the Company, including in any related proceeding or investigation;

(C) the passage of time since the occurrence of the applicable triggering event; and/or (D) the existence of any pending legal proceeding relating to the applicable triggering event.

Before the Compensation Committee determines to seek recovery or cancel any Compensation pursuant to this Policy, it shall provide to the applicable Covered Peron notice and the opportunity to submit a written statement to the Compensation Committee.

The Compensation Committee will determine, in its sole discretion, the method for obtaining reimbursement or return of Compensation under this Policy, which may include, but shall not be limited to: (i) offsetting the amount due from any compensation owed by the Company to the affected Covered Person (including, without limitation, amounts payable under a deferred compensation plan at such time as is permitted by Section 409A of the Internal Revenue Code of 1986, as amended); (ii) reducing or eliminating future salary increases, cash incentive awards or equity awards; or (iii) requiring the individual to repay the amount to the Company upon its written demand for such repayment.

If the Compensation Committee determines to seek a recovery by direct repayment pursuant to this Policy, it shall make a written demand for repayment of the applicable Compensation from the Covered Person and, if the Covered Person does not within a reasonable period tender repayment in response to such demand, and the Compensation Committee determines that such Covered Person is unlikely to do so, the Compensation Committee may institute legal proceedings for such repayment.

In addition to the foregoing, in the event that a Covered Person fails to repay or reimburse Compensation that is subject to recovery, the Committee may require a Covered Person to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Compensation under this Policy.

Other Remedies Not Precluded

The exercise by the Compensation Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Company, the Board or the Compensation Committee may have with respect to any Covered Person subject to this Policy. To the extent applicable, the Dodd-Frank Clawback Policy shall take precedence over this Policy. No recoupment or other action taken pursuant to this Policy shall limit or invalidate any other or further action taken pursuant to the Dodd-Frank Clawback Policy, provided that no duplicate recovery shall be effected under either such policy.

Acknowledgment

To the extent required by the Compensation Committee, each Covered Person shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Person will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Person shall be fully bound by, and must comply with, the Policy, whether or not such Covered Person has executed and returned such acknowledgment form to the Company.

Effective Date and Applicability

This Policy has been adopted by the Compensation Committee on February 22, 2024 (the “Effective Date”) and shall apply to applicable Compensation that is received by a Covered Person on or after the Effective Date.